Exhibit 99.1

Contacts:	For Media:	Ashia Razzaq
MetLife
(212) 578-1538

	For Investors:	John Hall
MetLife
(212) 578-7888

    MetLife Declares Third Quarter 2018 Preferred Stock Dividends

NEW YORK, Aug 15, 2018-MetLife, Inc. (NYSE: MET) today announced that it has declared the following preferred stock dividends:

•	Quarterly dividend of $0.25555555 per share on the company’s floating rate non-cumulative preferred stock, Series A, with a liquidation preference of $25 per share (NYSE: METPrA).

•	Initial semi-annual dividend of $28.23263888 per share on the company’s 5.875% fixed-to-floating rate non-cumulative preferred stock, Series D, with a liquidation preference of $1,000 per share.

•

Initial quarterly dividend of $394.53125 per share on the company’s 5.625% non-cumulative preferred stock, Series E, with a liquidation preference of $25,000 per share, represented by depositary shares each representing 1/1,000th interest in a share of the preferred stock, holders of which will receive $0.39453125 per depositary share (NYSE: METPrE).

The above dividends will be payable Sept. 17, 2018, to shareholders of record as of Aug. 31, 2018.

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About MetLife

MetLife, Inc. (NYSE: MET), through its subsidiaries and affiliates (“MetLife”), is one of the world’s leading financial services companies, providing insurance, annuities, employee benefits and asset management to help its individual and institutional customers navigate their changing world. Founded in 1868, MetLife has operations in more than 40 countries and holds leading market positions in the United States, Japan, Latin America, Asia, Europe and the Middle East. For more information, visit www.metlife.com.

Forward-Looking Statements

This news release may contain or incorporate by reference information that includes or is based upon forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements give expectations or forecasts of future events. These statements can be identified by the fact that they do not relate strictly to historical or current facts. They use words and terms such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “will,” and other words and terms of similar meaning, or are tied to future periods, in connection with a discussion of future performance. In particular, these include statements relating to future actions, prospective services or products, future performance or results of current and anticipated services or products, sales efforts, expenses, the outcome of contingencies such as legal proceedings, trends in operations and financial results.

Many factors will be important in determining the results of MetLife, Inc., its subsidiaries and affiliates. Forward-looking statements are based on our assumptions and current expectations, which may be inaccurate, and on the current economic environment, which may change. They involve a number of risks and uncertainties that are difficult to predict. Results could differ materially from those expressed or implied in the forward-looking statements. Risks, uncertainties, and other factors that might cause such differences include the risks, uncertainties and other factors identified in MetLife, Inc.’s most recent Annual Report on Form 10-K (the “Annual Report”) filed with the U.S. Securities and Exchange Commission (the “SEC”), any Quarterly Reports on Form 10-Q filed by MetLife, Inc. with the SEC after the date of the Annual Report under the captions “Note Regarding Forward-Looking Statements” and “Risk Factors,” and other filings MetLife, Inc. makes with the SEC. MetLife, Inc. does not undertake any obligation to publicly correct or update any forward-looking statement if MetLife, Inc. later becomes aware that such statement is not likely to be achieved. Please consult any further disclosures MetLife, Inc. makes on related subjects in reports to the SEC.